EXHIBIT 10.3.3

Terms of December 2007 Amendment to Employment Agreement
between Bay National Bank and Richard C. Springer

On December 18, 2006, the Compensation Committee of the Board of Directors of Bay National Bank increased, effective January 1, 2007, Richard Springer’s annual base compensation from $200,000 to $206,000.

Also, the Compensation Committee of the Board of Directors of the Bank approved a discretionary bonus to Mr. Springer of $40,000 in December. This bonus was paid in February 2007.